March 17, 1997

Mr. Frank Fraser
MDS Nordion Inc.
447 March Road
Kanata, Ontario
K2K 1X8

Reference:  Equity Investments in Good Technology Services Incorporated

Dear Sir:

Thank you for your subscription in our corporation and payment in full in the amount of US $18,500.

We appreciate your participation in our organization and this letter confirms your ownership of 23,125 shares at US $.80 in the capital of FTSI as a result of your $18,500 investment of March 17, 1997.

                                           Yours very truly,
                                           Food Technology Services Inc.



                                      by:
                                           -------------------------------------
                                           Pete Ellis, President & CEO

cc:  B. Butler
     C. McGuire